Artificial Life, Inc. Announces Minority Equity Investment from 3M and Strategic Alliance Agreement

Los Angeles / Berlin / Hong Kong, October 26, 2009 – Artificial Life, Inc., (OTC BB: ALIF) and 3M Company (“3M”; NYSE: MMM) today announced the signing of a securities purchase agreement (the “Purchase Agreement”) and a strategic alliance agreement between Artificial Life, Inc. and 3M Company.

Under the Purchase Agreement, Artificial Life, Inc. sold to 3M 6,447,491 shares of its common stock at a price of $1.00 per share, for an aggregate consideration of $6,447,491. The basic and diluted number of shares outstanding immediately after the transaction is 56,984,858 and 64,474,911, respectively. The proceeds will fund an equity contribution by 3M, representing a 10% equity interest in Artificial Life, calculated on a fully diluted basis.

Besides the investment, 3M and Artificial Life have entered into an alliance agreement (the “Alliance Agreement”) outlining the parties intent to collaborate in the coming years in projects related to the research and development of new mobile device products and technology. In addition, the Alliance Agreement provides that 3M and Artificial Life plan to cooperate in connection with the marketing of certain of Artificial Life’s existing and new products. The focus of the cooperation under the Alliance Agreement is expected to be in the following areas:

-	General mobile and broadband applications and technologies
-	Digital Watermarking
-	Virtual Reconstruction of 2D and 3D Objects
-	Augmented Reality
-	3D Image processing
-	Object recognition
-	Mobile Healthcare and Diabetes Solutions
-	Mobile Marketing and M-Commerce Platform

”We are excited to become an investor in Artificial Life,” said Stefan Gabriel, president, 3M New Ventures. “We are looking forward to collaborating with Artificial Life on a number of exciting technology applications in these fast growing markets all across the wide range of 3M businesses.”

“We are honored that 3M has chosen us for a strategic investment and as a new cooperation partner in the mobile space. The investment and the alliance agreement with 3M provide a strong, global business opportunity for us. The cooperation will allow us to create innovative business and lifestyle applications for one of the leading innovators in the business world and the general public. We are looking forward to working with 3M on many projects in the coming years” said Eberhard Schoneburg, CEO of Artificial Life, Inc.

The issuance of the shares of Artificial Life's common stock in connection with the Purchase Agreement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy Artificial Life's common stock.

About Artificial Life, Inc.

Artificial Life, Inc. (OTCBB: ALIF) is a public US corporation headquartered in Los Angeles, with its production center in Hong Kong and additional offices in Berlin (EMEA headquarters) and Tokyo. As a leading, full-service provider of mobile broadband 3G technology, mobile participation TV, mobile gaming, content and business applications, Artificial Life provides 2D and 3D multi- and single player rich-media applications for 3G, 3.5G and 4G network-enabled mobile phones. Recognized internationally for outstanding content quality and technology, Artificial Life transcends traditional modes of mobile communications and interactive gaming. For more information, please visit www.artificial-life.com or the company's m-commerce portal at www.botme.com.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms – often in combination – to a wide array of customer needs. With $25 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 60 countries. For more information, visit www.3M.com.

Contacts:

Artificial Life, Inc.

Annie Lau, (852) 3102-2800, ir@artificial-life.com

3M

Media Contact:

Donna Fleming Runyon, (1) 651-736-7646

or

Investor Contacts:

Matt Ginter, (1) 651-733-8206

or

Bruce Jermeland, (1) 651-733-1807

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding our future results of operations, financial condition and business prospects. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other comparable terminology. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends or our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, our ability to obtain additional funding to operate and grow our business; the unproven potential of our mobile gaming business model; changing consumer preferences and uncertainty of market acceptance of our products; timely adoption and availability of 3G mobile technology; market acceptance for use of mobile handheld devices to play the interactive games; unpredictable mobile game development schedules; our reliance on a relatively small number of brands; our ability to license brands from others; our dependence upon resellers and telecommunication carriers and operators to distribute our products; our ability to successfully develop, introduce, and sell new or enhanced products in a timely manner; and the timing of new product announcements or introductions by us or by our competitors. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB filed on February 10, 2009. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.